Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

BioMarin Pharmaceutical Inc.:

We consent to the incorporation by reference in (i) the registration statements (Nos. 333-136963, 333-84787 and 333-85368) on Form S-8 and (ii) the registration statement (No. 333-132566) on Form S-3 of BioMarin Pharmaceutical Inc. and subsidiaries of our reports dated February 27, 2008, with respect to the consolidated balance sheets of BioMarin Pharmaceutical, Inc and subsidiaries as of December 31, 2007 and 2006 and the related consolidated statements of operations, changes in stockholders’ equity (deficit) and comprehensive income (loss) and cash flows, for each of the years in the three-year period ended December 31, 2007, and financial statement schedule II, and the effectiveness of internal control over financial reporting as of December 31, 2007, which reports appear in the December 31, 2007 annual report on Form 10-K of BioMarin Pharmaceutical Inc.

Effective January 1, 2006, the Company adopted the provisions of statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment.

Our reports were based on our audits and the report of other auditors.

(Signed) KPMG LLP

San Francisco, California

February 27, 2008